Exhibit 99.3

Midwest Physicians

Services, LLC

Unaudited Financial Statements as of and for the Six

Months Ended June 30, 2007 and 2006

MIDWEST PHYSICIANS SERVICES, LLC

UNAUDITED BALANCE SHEETS

AS OF JUNE 30, 2007 and 2006

	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$198,227	$110,973
Due from related parties	360,842	541,122
Other receivables	12,724	32,241
Prepaid expenses	111,117	266,809

Total current assets	682,910	951,145

PROPERTY AND EQUIPMENT:
Leasehold improvements	453,448	990,220
Computer equipment	2,169,323	1,789,921
Furniture, fixtures, and equipment	726,711	677,976

Total property and equipment	3,349,482	3,458,117
Less accumulated depreciation and amortization	(1,635,707)	(1,499,255)

Net property and equipment	1,713,775	1,958,862

TOTAL	$2,396,685	$2,910,007

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Accounts payable	$87,934	$132,831
Due to related parties		479,654
Accrued expenses and other current liabilities	509,635	389,246

Total current liabilities	597,569	1,001,731

DEFERRED RENT	408,766	489,980

COMMITMENTS AND CONTINGENCIES (Note 4)

MEMBER’S EQUITY	1,390,350	1,418,296

TOTAL	$2,396,685	$2,910,007

See notes to financial statements.

MIDWEST PHYSICIANS SERVICES, LLC

UNAUDITED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
REVENUES	$4,178,208	$4,751,640

OPERATING EXPENSES:
Salaries and benefits	2,970,666	3,287,821
Facilities, information technology, and administrative services	1,164,757	946,144
Depreciation and amortization	360,000	312,000

Total operating expenses	4,495,423	4,545,965

INCOME (LOSS) FROM OPERATIONS	(317,215)	205,675

OTHER INCOME	5,487	5,664

NET INCOME (LOSS)	$(311,728)	$211,339

See notes to financial statements.

MIDWEST PHYSICIANS SERVICES, LLC

UNAUDITED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(311,728)	$211,339
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	360,000	312,000
Changes on operating assets and liabilities:
Due from related parties	(53,458)	(40,249)
Other receivables	(434)	(25,235)
Prepaid expenses	(20,880)	(159,779)
Accounts payable	(26,014)	44,107
Due to related parties		479,653
Accrued expenses and other current liabilities	(29,874)	(188,802)
Deferred rent	(16,086)	(65,127)

Net cash provided (used in) by operating activities	(98,474)	567,907

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(75,135)	(1,055,277)

Net cash used in investing activities	(75,135)	(1,055,277)

CASH FLOWS FROM FINANCING ACTIVITIES:	—	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(173,609)	(487,370)
CASH AND CASH EQUIVALENTS — Beginning of period	371,836	598,343

CASH AND CASH EQUIVALENTS — End of period	$198,227	$110,973

See notes to financial statements.

MIDWEST PHYSICIANS SERVICES, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

1.	OPERATIONS AND ACCOUNTING POLICIES

Background — Midwest Physician Services, LLC, a Minnesota Limited Liability Company (the “Company”), was formed on December 29, 1999. It is a provider of management and billing services to radiology and other health care groups, primarily to its sole members Midwest Radiology LLLP (MWR); St. Paul Radiology, P.A. (SPR), a related party professional corporation; and Emergency Radiology Services, LLC (ERS), a related party that provides on-call radiology services (see Note 2). The Company’s general offices are located in St. Paul, MN. The Company has a single reporting segment and reporting unit structure.

Effective December 28, 2006, a new company, SPR Holdings, LLC, was formed. Effective January 2, 2007, the equity held by MWR was effectively transferred to this new entity as a result of the dissolution of MWR. Concurrently, the operations of MWR were assumed by another newly formed company, Midwest Radiology, LLC, with no ownership interest in MPS. This change in ownership has no effect on the accompanying financial statements.

Basis of Presentation — The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include all accounts of the Company.

Use of Estimates — The preparation of the Company’s financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As a result, actual results could differ from these estimates.

Cash and Cash Equivalents — The Company considers all highly liquid investments with an initial maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market investments and are reported at cost, which approximates market value.

Accounts Receivable — Accounts receivable represent receivables for management and billing services and are recorded at the invoiced amount and are non-interest-bearing. The Company has a history of minimal uncollectible receivables. A large portion of the receivable balance is due from related parties as seen on the balance sheets. Management reviews past due accounts receivable to identify specific customers with known disputes or collectibility issues. As of June 30, 2007 and 2006, the Company does not have any reserve for doubtful accounts and sales credits based on its estimate of the collectibility of outstanding receivables as of those dates.

Revenue Recognition and Presentation — Service revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Service revenue consists of fees for management and billing services and is recognized in the month when the service is complete.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of each asset, which ranges as follows:

Estimated Useful Lives
Computers, diagnostic workstations, and telecommunications systems	3–5 Years
Office furniture and equipment	5–7 Years
Leasehold improvements	Lesser of 7–10 years or life of lease

Expenditures for maintenance, repairs, and minor renewals and betterments that do not improve or extend the life of the respective assets are charged to operating expense as incurred. All other expenditures for renewals and betterments are capitalized. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the records and any gain or loss is reflected in operating expenses.

In 2006 and 2005, the Company purchased certain long-lived assets from MWR. These assets were recorded at the historical net book value of the related party in the Company’s balance sheet upon transfer. The net book value of these transfers were approximately $455,000 and $755,000 at June 30, 2007 and 2006, respectively.

Income Taxes — The Company is a limited liability company and as such is not subject to federal or state income tax. Rather, the members are subject to federal income taxation based on their respective allocation of the Company’s net taxable income or loss on a cash basis. Accordingly, the Company does not record any current or deferred assets, liabilities, or expenses related to income taxes.

2.	RELATED-PARTY TRANSACTIONS

The Company provides management, billing, and other administrative services to its sole members. Until January 1, 2007, the sole member was MWR. On January 2, 2007, ownership was transferred to SPR Holdings, LLC. Total revenue earned for such services was approximately $2,000,000 and $2,460,000 for the six months ended June 30, 2007 and 2006, respectively.

The Company also provides management and billing services to other related parties, primarily SPR and ERS. The physician shareholders of SPR are also the owners of MWR. Total revenue earned for such services to SPR was approximately $2,060,000 and $2,130,000 for the six months ended June 30, 2007 and 2006, respectively. Total revenue earned for such services to ERS were $60,000 and $48,000 for the same periods.

The Company also leases office space from Physicians Building Services, LLC (PBS), a related party. The sole member of PBS is MWR. Total amounts expensed under this lease were $220,000 and $205,000 for the six months ended June 30, 2007 and 2006, respectively. Additionally, the Company sub-leases a portion of this office space to a third party. The sub-lease income received under this agreement was approximately $50,000 and $45,000 for the six-month period ended June 30, 2007 and 2006, respectively, and is shown as a reduction of rent expense included in facilities, information technology, and administrative services expense in the accompanying statements of operations.

MWR owed the Company approximately $280,000 and $170,000 for management and billing services at June 30, 2007 and 2006, respectively. The Company owed $50,000 and $60,000 to MWR at June 30, 2007 and 2006, respectively for expenses incurred on behalf of the Company, which were paid by MWR.

SPR owed the Company approximately $130,000 and $380,000 for management and billing services at June 30, 2007 and 2006, respectively.

The Company’s results of operations may not be indicative of those that would result from transactions among unrelated parties.

If the Company’s cash flows are not adequate to cover operating expenses, the Company will increase the management fee to SPR and/or MWR, in order to ensure that the Company’s operating cash flow needs are met.

3.	EMPLOYEE BENEFIT PLANS

Self-Insured Employee Health Benefit Program — The Company sponsors a self-insured employee health and dental benefits program for substantially all employees. Under this program, the Company pays claims as incurred on a weekly basis. A stop-loss insurance contract limits the Company’s liability for each participant to an annual amount of $60,000 until December 1, 2006 when the limit was increased to $75,000, with a specific lifetime stop-loss per covered individual of $2,000,000. Total claims, which include both paid and incurred claims, were $300,000 and $620,000 for the six months ended June 30, 2007 and 2006, respectively. Included in accrued expenses was $120,000 for estimated unprocessed claims and claims incurred but not reported at both June 30, 2007 and 2006.

Retirement Program — The Company sponsors a profit-sharing and 401(k) plan covering substantially all employees who have attained the age of 18 and have completed one year of service. The Company’s profit-sharing plan contribution is based upon a percentage of participant’s compensation, determined at the discretion of the Board of Governors. The Company also makes matching contributions to the 401(k) plan in amounts up to 3% of eligible compensation, for employees who have completed one year of service. Participants are immediately vested in their contributions to the 401(k) plan. They vest in Company contributions on a graduated basis, becoming fully vested upon five years of service. The Company’s profit sharing and 401(k) matching contributions for the six months ended June 30, 2007 and 2006 were approximately $190,000 and $180,000, respectively.

4.	COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company leases office space under noncancelable operating leases with lease terms of up to five years expiring at various dates through January 2010. The Company, at the end of its initial lease terms, has two five-year renewal options. Total rent expense for the Company was $170,000 and $160,000 for the six months ended June 30, 2007 and 2006, respectively.

Guaranty of Debt — The Company is a guarantor on a line of credit and several notes payable by MWR, the Company’s sole member. This guarantee is secured by substantially all assets of the Company. Total guaranteed debt outstanding was approximately $8,500,000 and $2,250,000 at June 30, 2007 and 2006, respectively. The Company would be required to perform under these guarantees if the affiliated companies default on the debt. As part of the agreement entered in to subsequent to the period reported, this guaranty was released on July 16, 2007.

Litigation — The Company is not involved with or aware of any current or pending litigation. Accordingly, no amounts have been reserved for any liabilities from such potential litigation.

5.	SUBSEQUENT EVENT

On July 16, 2007, the Company entered into a purchase agreement with an unrelated party, NightHawk Radiology Holdings, Inc. (“NightHawk”) to sell all of the outstanding equity interests of the Company and ERS. In accordance with the terms of the purchase agreement, the owners of the Company and ERS received an aggregate consideration of (i) $62.5 million in cash and (ii) a warrant to purchase NightHawk common shares that was issued to St. Paul Radiology. $57.5 million of the cash portion of the purchase price was paid to SPR Holdings at closing and the remaining $5 million was placed into an escrow account to serve as a source of funds to satisfy the indemnification obligations of SPR Holdings under the purchase agreement.

In connection with the acquisition, the Company entered into a long-term administrative support services agreement with each of St. Paul Radiology and Midwest Radiology LLC, an affiliate of St. Paul Radiology and provider of imaging services. Under these long term services agreements, the Company will provide business process services to each of these entities in exchange for a percentage of the revenue generated by each of those companies.

Also in connection with the acquisition, the Company received a release from US Bank, releasing the Company from all guarantees of debt of MWR, as disclosed above in Note 4. Additionally, the Company entered into a termination agreement with PBS, releasing them from the reimbursement provisions as described in the Amendment to the Lease Agreement.

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